Exhibit 14.1

ICF INTERNATIONAL, INC.

CODE OF BUSINESS ETHICS AND CONDUCT

(ADOPTED MAY 4, 2010)

A MESSAGE FROM THE CEO

Dear Colleagues:

U.S. laws and regulations place an emphasis on appropriate business ethics and integrity. Our philosophy has been, and always will be, to sustain the highest possible business ethics in the pursuit and performance of the Company’s business.

This document contains the Company’s Code of Business Ethics and Conduct. Because no one document can provide specific guidance for all situations encountered in daily business operations, I encourage you to bring any questions regarding the interpretation of this Code or concerns regarding compliance to the immediate attention of your manager or the Company’s Compliance Committee.

To ensure that we live up to the ideals exemplified by this Code, we all have certain duties and responsibilities. As a minimum, all employees must:

•	conduct themselves in accordance with the highest ethical standards,

•	know and comply with this Code and annually certify such compliance,

•	be alert to potential violations of this Code,

•	report all suspected violations of this Code, and

•	cooperate with investigations of potential non-compliance with this Code.

All employees who in good faith report suspected violations of this Code or other wrongdoing will be protected from retaliation.

Finally, if you ever believe that you or one of your colleagues may have done something not in accord with this Code, please come forward. Covering something up only will make a bad situation worse.

Thank you for observing this Code and protecting the Company’s integrity.

/s/ Sudhakar Kesavan
Sudhakar Kesavan
Chairman and CEO
ICF International, Inc.

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TABLE OF CONTENTS

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ICF INTERNATIONAL, INC.

CODE OF BUSINESS ETHICS AND CONDUCT

Ethical Conduct and this Code

Applicability

This Code of Business Ethics and Conduct (“Code”) applies to all officers, directors and employees of ICF International, Inc. and its subsidiaries (the “Company”) and to all of its business activities. This Code shall be incorporated into all contracts with individual consultants whom the Company engages to perform services for its customers, and they shall be expected to comply with this Code. As used in this Code, “employees” shall include such individual consultants and non-employee members of the Company’s Board of Directors.

Responsibility and Accountability

Responsibility for the Company’s commitment to integrity rests with each employee. All employees are expected to:

•	Adhere to the highest standards of ethical business conduct

•	Know and comply with this Code and our other corporate policies and procedures

•	Maintain a work environment that encourages open and honest communication regarding ethics and business conduct issues and concerns

•	Avoid placing, or seeming to place, pressure on employees that could cause them to deviate from acceptable ethical behavior

•	Seek advice and guidance when unsure of a specific action

•	Report suspected violations of this Code

Employees who violate this Code will be subject to disciplinary action up to and including termination of employment. Violations also may result in civil or criminal penalties. An employee who witnesses a violation and fails to report it may be subject to discipline, and a manager may be subject to discipline to the extent that a violation reflects inadequate oversight.

The Company strictly prohibits retaliation against employees who report what they believe in good faith to be a violation of this Code or any law or regulation applicable to the Company, who assist another in making such a report, or who cooperate with an investigation of any such violation. Such retaliation will result in disciplinary action up to and including termination of employment.

Ethical Conduct

The Company aspires to conduct its business in accordance with uncompromising ethical standards and in full compliance with all laws and regulations. As a government contractor, the Company has a special role as a steward of public resources. In the course of conducting Company business, integrity must underlie all Company relationships. The Company expects every employee to adhere to high ethical standards, promote ethical behavior, and be honest and forthright in dealings with one another as well as with customers, vendors, suppliers, business partners, competitors, and the public. Employees must not engage in conduct or activity that may raise questions as to the Company’s honesty, impartiality, or reputation or that otherwise may cause embarrassment to the Company. Every action should be judged by considering whether it is legal, fair to all concerned, in the best interests of our stockholders, employees, customers, and other stakeholders, and able to withstand public scrutiny.

Compliance with Laws

The Company and its employees must obey all applicable laws and regulations that affect the Company’s business. Some of the more common laws and regulations are discussed in this Code. Although the Company does not expect its employees to be experts in legal matters, each employee is responsible for being familiar with the laws governing his or her areas of responsibility. If you have a question concerning the application of any law or regulation to a contemplated action, it is your responsibility to seek guidance from your manager. As used in this Code, the term “manager” refers to your direct supervisor, lead reviewer or division, group or department leader.

Ethics in the Workplace

Equal Opportunity

The Company’s policy on equal employment opportunity prohibits discrimination based on race, color, religion, national origin, sex, age, physical or mental disability, or veteran or any other status or classification protected by applicable federal, state, or local law. This policy applies to all terms and conditions of employment, including recruiting, hiring, transfers, promotions, terminations, compensation, and benefits.

Anti-Discrimination and Anti-Harassment

The Company is committed to maintaining a work environment free from all forms of discrimination and harassment. In keeping with this commitment, the Company will not tolerate discrimination or harassment by anyone, including a manager, co-worker, supplier, vendor, consultant, visitor, or customer of the Company. Harassment consists of unwelcome conduct, whether verbal, physical or visual, that is based upon a person’s protected status, such as race, color, religion, national origin, sex, age, or physical or mental disability. All employees are responsible for helping assure that we avoid harassment in the workplace and immediately reporting any harassment experienced or witnessed.

Drug-Free Workplace

Our policy is to provide a working environment free of the problems associated with the use and abuse of controlled substances or alcohol. The distribution, dispensing, possession or use of illegal drugs or other controlled substances, except for approved medical purposes, at any Company office or site where Company employees are engaged in work-related activities is strictly prohibited. In no event should any employee be under the influence of illegal drugs or controlled substances (other than controlled substances approved for medical purposes) while present at any such office or site. Alcohol shall not be consumed on Company premises except as authorized during Company-sponsored events.

Dealing with Information and Other Assets

Classified Information

All classified national security information (also called “classified information”) must be handled and safeguarded in strict compliance with U.S. government-mandated procedures.

Protection of Intellectual Property and Sensitive Information

It is essential for all employees to safeguard the Company’s trade secrets and sensitive information and to refuse any improper access to trade secrets and sensitive information of any other company or entity, including our competitors. Company proprietary information must not be discussed with others within the Company, except on a strict need-to-know basis. If there is a need to disclose Company trade secrets or sensitive information to any person outside the Company, such disclosure must be done only in conjunction with an enforceable non-disclosure agreement. Similarly, the Company’s rights in its technology and products must be protected by use of appropriate agreements whenever such technology and/or products are used, transferred, or disclosed. For the purposes hereof, “sensitive information” also includes information relating to Company employees and other persons or entities that the Company is obligated by law or agreement to maintain in confidence.

Protection and Use of Company Assets

All employees are responsible for the protection and appropriate use of Company assets, which include physical assets as well as intellectual property and sensitive information. Although Company assets are intended to be used only for legitimate business purposes, it is recognized that occasional personal use by employees may occur without adversely affecting the Company’s interests. For example, employees may occasionally use Company computers to send and receive personal e-mail and Company telephones to make or receive personal, local telephone calls, as long as such activity does not interfere with the Company’s business and adheres to the Company’s policies for appropriate communication. The Company reserves the right to access, review, delete, disclose, or use any employee personal communications and other material stored in Company computers or telephones, and thus employees should not have any expectation of privacy with respect to such communications and material.

Use of Software

Employees shall use all software only in accordance with the terms of the Company’s license agreements or other contracts under which the software is supplied. Company licensed software may not be copied or provided to any third party unless authorized under the applicable license agreement.

Government-Furnished Property

Government-furnished property shall be used, maintained, accounted for, and disposed of in accordance with the applicable contract requirements and government laws and regulations.

Procurement

Truth In Negotiations Act (TINA)

The Company must comply fully with TINA in the conduct of its U.S. government business. The purpose of TINA is to give the government an effective means of negotiating a fair and reasonable price. TINA requires disclosure of cost or pricing data and certification that such data are accurate, complete, and current. Employees involved in negotiating government contracts and subcontracts must ensure that all cost and pricing data, communications, and representations of fact are accurate, complete, current, and truthful.

Procurement Integrity

During the conduct of any procurement, the Company must not solicit or accept from any source any proprietary or source selection information regarding that procurement. This prohibition begins with the development, preparation, and issuance of a solicitation and concludes with award of a contract, a contract modification or extension. As used herein, proprietary information includes information contained in a bid or proposal, cost or pricing data, and any information submitted to the government by a contractor and properly designated as proprietary. Source selection information includes such information as listings of offeror and prices, listings of bidders prior to bid opening, source selection plans, technical evaluations of proposals, competitive range determinations, rankings (except for sealed bidding), source selection board reports and evaluations, source selection advisory board recommendations, and other information determined by the head of the agency or contracting officer to be information that could jeopardize the integrity or successful completion of the procurement if disclosed.

Relationships with Suppliers, Vendors and Business Partners

Integrity and fair dealing are core components of our business practices. All suppliers, vendors, and other business partners should be treated fairly and uniformly in accordance with the Company’s established purchasing policies and procedures. Employees must not engage in any activity prohibited under anti-trust laws, including boycotting, price-fixing, refusal to deal, price discrimination, or disparate treatment of suppliers. Paying bribes, accepting kickbacks, and obtaining or using third-party insider information in dealings with suppliers, vendors and business partners are expressly prohibited and will not be tolerated.

Hiring of Government and Former Government Employees

There are laws and regulations that apply to hiring or retaining a government or former government employee as an employee or consultant of the Company and that restrict employment discussions with government employees who are designated as “procurement officials.” In order to avoid violating any of these laws and regulations, Company employees shall not conduct any discussions regarding future employment with, or make any offer of future employment to, any government employee without first clearing such action with the Company’s Chief Operating Officer (COO) and legal counsel. Company employees who are former government employees are personally responsible for complying with any post-government employment restrictions on their activities.

Conflicts of Interest and Gifts

Personal Conflicts of Interest

Each employee has the legal duty to carry out his or her responsibilities with the utmost good faith and loyalty to the Company. A “personal conflict of interest” occurs when your own interests (for example, financial gain, career development, or reputation advantage), or those of your immediate family, interfere in any way or even appear to interfere with the Company’s legitimate business interests or your ability to make objective and fair decisions when performing your job. Immediate family members include your spouse or former spouse; parents, step-parents, and grandparents (of both you and your spouse); children, stepchildren, and grandchildren (of you and your spouse) and their spouses; siblings and their spouses; and any others living in your household. In order to avoid potential conflicts of interest, employees should avoid any activity that could reasonably be expected to put them in a conflict situation.

Although not every situation contrary to this policy can be listed here, the following situations are prohibited:

•	Using for personal gain any business opportunities that are identified through your position with the Company

•	Using Company property, information, or position for personal gain

•	Placing Company business or recommending that Company business be placed with an entity owned or controlled by a Company employee or his or her immediate family (as defined above)

In addition, persons who are employees of the Company are prohibited from the following:

•	Having a personal interest or potential for gain in any Company transaction (excluding commissions or bonuses payable in accordance with a Company-approved compensation plan or agreement)

•	Competing against the Company or providing assistance to a competitor against the Company

•

Serving as a consultant to or as a director, trustee, officer, or employee of a company, organization or government agency that competes or deals with or is a supplier or vendor to or customer of the Company

•

Holding a significant financial interest (other than ownership of stock of a publicly held company where the amount owned is both less than 1% of the stock outstanding and worth less than $50,000) in a company doing business with or competing with the Company if you are in a position to influence the Company’s business transactions with that company

•	Maintaining employment or any other relationship with another organization, or engaging in any other business or activity, that adversely affects your job performance at the Company

Non-employee members of the Board of Directors are subject to advance notice and reporting requirements imposed from time to time by the Board’s Governance and Nominating Committee that supplement disclosure required under the rules of the Securities and Exchange Commission and exchanges on which the Company’s stock is traded.

If you are in doubt whether a situation or certain activity constitutes a conflict of interest, it is your responsibility to seek guidance from your manager.

Organizational Conflicts of Interest

An “organizational conflict of interest” occurs when, because of the Company’s other activities or relationships with other persons, the Company is unable or potentially unable to render impartial assistance or advice to a client, the Company’s objectivity in performing the contract work is or might be otherwise impaired, or the Company has an unfair competitive advantage. For example, an organizational conflict of interest may result when the nature of work performed by the Company on one contract (such as developing a specification) creates an actual or potential conflict of interest on a future procurement or contract opportunity. It is the responsibility of each employee to recognize and report to his or her manager any activities or relationships that might create an organizational conflict of interest so that the Company can take appropriate actions to avoid any such organizational conflict.

Gifts - General

A gift can be anything of value, including goods, services, favors, meals, trips, hospitality, and sports or entertainment tickets, and is sometimes referred to as a “business courtesy.” The purpose of gifts in a business setting is to create goodwill and sound working relationships, not to gain an unfair advantage. Unfortunately, giving and accepting gifts can create the perception that favors were granted in order to influence business judgment, which can damage the Company’s good name and our standing in the community. Therefor, except as provided herein, employees shall not give gifts to the Company’s customers or accept gifts from the Company’s suppliers, vendors, or business partners.

In no instance shall a gift be given or accepted if it would violate law, regulation, or the policies of the Company or the recipient or cause embarrassment to or negatively reflect on the Company’s reputation. The Company’s policies regarding giving and accepting gifts also apply to your immediate family (including your spouse or former spouse; parents, step-parents, and grandparents (of both you and your spouse); children, stepchildren, and grandchildren (of you and your spouse) and their spouses; siblings and their spouses; and any others living in your household).

If you have any questions about the propriety of giving or accepting a gift, contact your manager or the Compliance Committee for guidance. Waivers of the Company’s policies regarding giving and accepting gifts must be submitted to the Compliance Committee for approval by the Company’s CEO. Also refer to the section of this Code entitled “Waivers of this Code.”

Giving Gifts to Non-Government Recipients

Employees may give gifts of reasonable value to persons not employed by the government in support of the Company’s business activities, provided both of these conditions are met:

•	The gift is not for any improper purpose and does not violate any law or regulation or the standards of conduct of the recipient’s organization

•	The gift is consistent with marketplace practices, is infrequent in nature, is not lavish or extravagant, and is in good taste

Employees are prohibited from giving gifts to a non-government person that individually (or when combined with other gifts to the same person during the calendar year) have a market value of $250.00 or more.

Giving Gifts to Government Recipients

What is acceptable in the commercial business environment may be entirely unacceptable in dealings with government officials in the United States and other countries. There are strict laws that govern providing gifts to government officials. Even a seemingly innocent gift to a government official might be improper and a violation of law. These laws are complex, and what is and is not permitted is not always intuitive.

        U.S. Government Employees

Employees may not offer or give anything of value to federal government employees, except:

•	Company advertising or promotional items of nominal value (generally $20.00 or less) such as a pen, key chain, coffee mug, water bottle, visor or similar item displaying the Company logo

•	Modest refreshments such as soft drinks, coffee, and donuts on an occasional basis in connection with business activities (unless expressly prohibited by contract)

•	Gifts, other than transportation, having an aggregate value of $20.00 or less per occasion

When combined, the value of all gifts to a particular government employee from the Company and its employees may not exceed $50.00 in a calendar year. Although it is the responsibility of the government employee to track and monitor these thresholds, you must not knowingly give gifts exceeding the $20.00 and $50.00 limits.

        State and Local Government Employees

Employees of state and local government departments or agencies are subject to a wide variety of laws and regulations. You may give gifts of reasonable market value to employees of state or local government in support of business activities, provided such practice does not violate any law or regulation or the standards of conduct of the recipient’s organization. It is your responsibility to know the prohibitions or limitations of the recipient’s organization before offering any gift.

        Foreign Government Employees

Anti-corruption laws of the United States and other countries in which the Company does business restrict offering or giving gifts to any foreign official, any foreign political party or official of a foreign political party, or any candidate for foreign political office. Also refer to the section of this Code entitled “Foreign Corrupt Practices Act (FCPA).” Gifts should be consistent with local, customary business practices and must be legal not only under U.S. law but also in the local jurisdiction. Employees involved in the Company’s international business are expected to be familiar with applicable laws.

Accepting Gifts by Employees Involved in Procurement

Employees who buy goods or services for the Company (including employees who manage subcontracts or are in a position to influence the Company’s purchases) must treat all suppliers fairly and avoid even the appearance of favoritism. Such employees may not accept gifts from suppliers, except advertising or promotional items of nominal value (generally $20.00 or less) such as a pen, key chain, coffee mug, water bottle, visor or similar item displaying a company’s logo.

Accepting Gifts by Employees Not Involved in Procurement

Although employees may not use their positions with the Company to solicit or obtain gifts, it is permissible to accept unsolicited gifts provided all of the following conditions are met:

•	Acceptance will foster goodwill and successful business relations

•	The gifts are consistent with customary business practices and are not lavish or extravagant under the circumstances

•	The gifts are not frequent and do not reflect a pattern or the appearance of a pattern of frequent acceptance of gifts from the same entities or persons

•	The employee accepting the gifts would feel comfortable about discussing the gifts with his or her manager or co-worker or having the gifts known by the public

•	The gifts from any one person or entity have a market value of $100.00 or less in the aggregate in any one calendar year

It is the responsibility of each employee to ensure that his or her acceptance of a gift does not create the perception that favors were granted to secure favorable treatment.

Financial Matters

Timekeeping

Each employee must record accurately his or her time on a daily basis in accordance with the Company’s established timekeeping policies and procedures. Each employee is expected to read, fully understand, and follow those policies and procedures. In signing your timesheet each week (electronically or manually), you are certifying that your time is being charged in accordance with those policies and procedures. Improperly shifting cost from one contract to another, improperly charging labor or materials, and falsifying timesheets are strictly prohibited. If you have any questions or doubts regarding how to charge time or record costs, it is your responsibility to seek guidance from your manager.

Company Records

The use, expenditure, and disposal of Company resources must be documented in a timely manner as required by Company procedures. Documents and other records must be maintained in accordance with the applicable requirements of law, contracts and Company policies and shall not be used for personal gain or benefit. No employee or anyone acting on the Company’s behalf shall take any action to circumvent the Company’s system of internal controls or provide misleading information in Company documents and records.

Financial Reporting

The Company’s management (including its CEO and CFO) is required to evaluate quarterly the effectiveness of the Company’s internal controls and procedures that are designed to ensure (a) that the Company’s business transactions are properly authorized and fully and accurately recorded, processed, summarized and reported in the Company’s books and records in accordance with generally accepted accounting principles and (b) that periodic financial communications and reports will be accumulated and communicated to the Company’s management in a timely manner and will be full, fair, accurate and understandable. Employees are required to comply with the Company’s internal controls and procedures and to report in a timely manner all information in their possession that may be necessary to ensure that the Company’s financial reports and disclosures, as submitted to the Securities and Exchange Commission or included in other public communications, are full, fair, accurate, timely and understandable.

Insider Trading

Persons who possess material, non-public information concerning Company business or that of Company customers, suppliers, vendors, business partners, or competitors may not trade in the Company’s securities or those of such customers, suppliers, vendors, business partners, or competitors nor reveal the information to anyone (or provide trading “tips” based upon such information) until the information has been effectively disclosed to the public. These prohibitions are based on federal securities laws, and, as used in those laws, “material” information is information that a reasonable investor likely would consider important in deciding to purchase or sell a security and that could affect the price of the security. The Company has adopted an insider trading policy that governs transactions in the Company’s securities. Employees are expected to comply with that policy and are strongly urged to consult with the Company’s Chief Financial Officer before buying or selling Company securities.

Dealing with Others

False Claims/False Statements

Knowingly making a false claim or false statement to the government is a violation of law and can subject both the Company and individual employees to civil and criminal sanctions including fines, suspension, debarment, and prison sentences. It is the responsibility of each employee to ensure that all claims and statements submitted to the government are truthful and not misleading. In addition, the highest standard of honorable and ethical conduct shall be observed in all relationships with the Company’s competitors. The advancement of the Company’s business interests through the dissemination of unverified information or other unfair actions intended to damage competitors is prohibited, as are any other dishonorable activities.

Commissions and Other Contingent Fees

The Company shall not employ or retain any person or agency to solicit or obtain any government contract for the Company upon an agreement or understanding for a commission or other contingent fee, except for employees or established commercial agencies that neither exert nor propose to exert improper influence to solicit or obtain government contracts nor hold themselves out as being able to obtain any government contract through improper influence. No employee shall enter into an agreement to pay a commission or other fee contingent upon award of a government contract without first obtaining the permission of the Company’s legal counsel to do so. Also refer to the section of this Code entitled “Foreign Corrupt Practices Act (FCPA).”

Avoidance of Restrictions on Trade

Employees are expected to conduct themselves and the Company’s business in such a manner as to be in compliance with federal and state antitrust laws that prohibit monopolies and agreements that unreasonably restrain trade. The Company will not enter into a subcontract or teaming agreement that unreasonably restricts sales by the other party directly to the U.S. government of items made or supplied by the other party and will not otherwise act to restrict unreasonably the ability of any other party to sell directly to the U.S. government. Conversely, the Company will not enter into agreements where, as a subcontractor or teaming partner, we are subject to any unreasonable restriction to sell our products or services directly to the U.S. government. Finally, the Company must independently develop its pricing on all bids and proposals for government contracts and subcontracts without any consultation, communication, or agreement with any other competing offeror, and the Company shall not disclose its prices to any other competitor before bid opening or contract award.

Lobby and Political Contributions

Lobbying Activities

The Company is prohibited from using federal funds to pay persons, such as lobbyists or consultants, to influence or attempt to influence executive or legislative decision-making in connection with the award or modification of any government contract. No employee may hire such a lobbyist or consultant without the prior written authorization of the Company’s Chief Executive Officer (CEO).

Political Contributions

Corporations are prohibited from making contributions of money or other resources to candidates, officeholders, and political parties at the federal level. The Company respects the right of employees to be involved in political activity and to contribute their own time and resources. Such activity, however, must not take place on Company time or property nor involve the Company’s name, and the Company will not reimburse employees for any contributions they may make. Laws and regulations governing contributions to state and local candidates vary from state to state, and all employees shall act in accordance with all such laws and regulations.

Doing Business Around the World

International Business

It is always important that employees conducting international business know and abide by the laws of the United States and the countries that are involved in such business activities or transactions. These laws govern the conduct of Company employees throughout the world. If you participate in these business activities, you should know, understand, and strictly comply with these laws and regulations, including those relating to export controls, bribery, and boycotts discussed in the following sections of this Code. If you are not familiar with these laws and regulations, seek guidance from your manager prior to negotiating any transaction involving a foreign country or for a foreign entity.

Export Controls

These are specific laws and regulations to be followed when exporting materials, equipment, weapons, technology, data, software, information, and services (“items”). These laws and regulations apply not only to exports of such items outside the United States but also to “deemed exports” within the United States when export-controlled items are disclosed to foreign nationals in the United States, including to employees of the Company or its teammates who are not U.S. nationals. Prior to transferring any item outside of the United States or to a foreign company or national within the United States, it is the responsibility of each employee to ensure that all relevant export laws and regulations are followed. This responsibility includes verifying

(according to the Company’s export procedures) that the correct license is used on any export declaration or other document required for export. If you have any doubt about exports, it is your responsibility to seek guidance from your manager.

Foreign Corrupt Practices Act (FCPA)

The FCPA is intended to prevent bribery of foreign officials by representatives of U.S. companies for the purpose of securing a business advantage. It prohibits the payment or offering of anything of value directly or indirectly to a foreign government official, political party, party official, or candidate for the purpose of influencing an official act of the person or the government in order to obtain such an advantage. It is the responsibility of each employee involved in international business activities to become familiar with the requirements of the FCPA and to seek guidance prior to engaging the services of any foreign consultant or marketing representative or making any offer or payments that might be in violation of the FCPA.

Restrictive Trade/Boycotts

A request to participate in any activity that could have the effect of promoting a boycott or restrictive trade practice fostered by a foreign country against customers or suppliers located in a country friendly to the United States or against a U.S. person, firm, or corporation may be a violation of law and must be reported promptly to your manager.

Combating Trafficking in Persons

The federal government has a zero tolerance policy regarding its contractors and their employees who engage in or support trafficking in persons, procurement of any sex act on account of which anything of value is given or received by any person, or use of forced labor. No Company employee shall violate this policy.

Administration and Enforcement of this Code

Administration and Interpretation

The Board of Directors has appointed a Compliance Committee to administer this Code with respect to persons other than directors and executive officers. The Governance and Nominating Committee of the Board of Directors will administer this Code with respect to directors and executive officers. The Governance and Nominating Committee also may issue interpretations of this Code.

Obtaining More Information

Employees are expected to know and comply with this Code and the Company’s other policies and procedures. Employees who have questions about this Code or concerns regarding compliance have a duty to seek guidance. Employees should address such questions or concerns to their managers or to the Compliance Committee. Employees who wish to seek guidance anonymously should feel free to use the Company’s hotline for reporting violations. Contact information for the Compliance Committee and the Company’s anonymous hotline is set forth in the next section.

Obligation of Employees to Report Violations

It is the responsibility of any employee having knowledge of any activity that is or may be in violation of this Code or any law or regulation applicable to the Company’s business to report such activity. Employees should make such reports to their managers or to the Compliance Committee:

ComplianceCommittee@icfi.com or

ICF International, Inc.

9300 Lee Highway

Fairfax, VA 22031

Attention: Compliance Committee

Employees desiring to remain anonymous may make their reports to the Company’s Hotline:

(866) 373-6934 or

http://icfi.silentwhistle.com/ethfeedback/index.jsp

It is the Company’s policy that there will be no retaliation against any employees who (1) report what they believe in good faith to be a violation of this Code or any law or regulation applicable to the Company or (2) assist others in making any such report.

Persons reporting potential violations should be aware that, although a Company representative receiving a report of a suspected violation will take steps to keep such report confidential, the need to investigate and correct any impropriety may require disclosure of the matter reported.

Investigation of Misconduct

The Company reserves the right to use any lawful method of investigation that it deems necessary to determine whether any person has engaged in conduct that in its view interferes with or adversely affects its business. Every employee is expected to cooperate fully with any investigation of any violation of law, the Company’s policies and procedures, or this Code.

Waiver of this Code

If any employee believes that a waiver of this Code is necessary or appropriate, including, but not limited to, any potential or actual conflict of interest, a request for a waiver and the reasons for the request must be submitted to the Compliance Committee for a decision by the Company’s CEO. Waivers for directors and executive officers may be granted only by the Governance and Nominating Committee of the Board of Directors, which shall have sole and absolute discretionary authority to approve any deviation or waiver from this Code as applied to directors and executive officers. Any such waiver and the grounds therefor shall be promptly disclosed as required by and in accordance with applicable Securities and Exchange Commission regulations.

Amendment of this Code

This Code may only be amended by the Company’s Board of Directors.